Exhibit 10.7

RESTRICTED SHARE UNIT AWARD AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

UNDER BEIGENE, LTD.

2016 SHARE OPTION AND INCENTIVE PLAN

Name of Grantee:

No. of Restricted Share Units:

Grant Date:

Pursuant to the BeiGene, Ltd. 2016 Share Option and Incentive Plan as amended through the date of grant (the “Plan”), BeiGene, Ltd., an exempted company incorporated in the Cayman Islands with limited liability, (the “Company”) hereby grants an award of the number of Restricted Share Units listed above (an “Award”) to the Grantee named above.  Each Restricted Share Unit shall relate to one ordinary share, par value US$0.0001 per share (the “Ordinary Shares”) of the Company.  The Ordinary Shares may be represented by American Depositary Shares (“ADSs”), and each ADS represents 13 Ordinary Shares. References herein to the issuance of Ordinary Shares shall also refer to the issuance of ADSs on the same basis of one ADS for every 13 Ordinary Shares.  Capitalized terms in this Restricted Share Unit Award Agreement for Non-Employee Directors (this “Agreement”) shall have the meaning specified in the Plan, unless defined differently herein.

1.         Restrictions on Transfer of Award.  This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any Ordinary Shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Share Units have vested as provided in Paragraph 2 of this Agreement and (ii) Ordinary Shares have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.         Vesting of Restricted Share Units.  The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the earlier of the first anniversary of the Grant Date or the first annual meeting of shareholders following the Grant Date, so long as the Grantee remains a director of the Company on such date; provided that if (i) the Grantee shall die while in the service of the Company, (ii) the Grantee’s service as a director of the Company terminates by reason of the Grantee’s disability (within the meaning of Section 409A of the Code), (iii) the Grantee’s service terminates in connection with the consummation of a Sale Event or (iv) a Sale Event occurs and this Award is not assumed, continued or substituted in connection with such Sale Event, then in any such case, the Restricted Share Units shall become immediately vested and nonforfeitable.  The date upon which such Restricted Share Units vest in accordance with this Paragraph 2 shall be referred to herein as the “Vesting Date.”

In determining the number of vested Restricted Share Units at the time of any vesting, the number of Ordinary Shares shall be rounded down to the nearest whole ADS or the nearest increment of 13 Ordinary Shares.

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

3.         Termination of Service.  Except as set forth in Paragraph 2 above, if the Grantee’s service with the Company and its Subsidiaries terminates for any reason prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Share Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Share Units.

4.         Issuance of Ordinary Shares.  As soon as practicable following the Vesting Date (but in no event later than two and one-half (2.5) months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of Ordinary Shares equal to the aggregate number of Restricted Share Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a shareholder of the Company with respect to such Ordinary Shares.

5.         Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.

6.         Section 409A of the Code.  This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

7.         No Right to Continue as a Director.  Neither the Plan nor this Award confers upon the Grantee any rights with respect to continuance as a member of the Board.

8.         Integration.  This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

9.         Data Privacy Consent.  In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and agents of (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).  By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate.  The Grantee shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

10.       Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

BEIGENE, LTD.

By:
Name:
Title:

The undersigned hereby agrees to the terms and conditions of the foregoing Agreement.  Electronic agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s signature

Name:

Grantee’s address: